Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Metabasis Therapeutics, Inc. for the registration of 5,228,135 shares of common stock and to the incorporation by reference therein of our reports dated March 14, 2008, with respect to the financial statements of Metabasis Therapeutics, Inc., and the effectiveness of internal control over financial reporting of Metabasis Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

May 7, 2008